Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G with respect to the shares of Climb Bio, Inc. dated as of September 18, 2025 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: September 18, 2025

PONTIFAX VI G.P. L.P.

By:	/s/ Pontifax Management 4 G.P. (2015) Ltd.
Name:	Pontifax Management 4 G.P. (2015) Ltd.
Title:	General Partner

By:	/s/ Ran Nussbaum
Name:	Ran Nussbaum
Title:	Director

PONTIFAX MANAGEMENT 4 G.P. (2015) LTD.

By:	/s/ Ran Nussbaum
Name:	Ran Nussbaum
Title:	Director

/s/ Ran Nussbaum
RAN NUSSBAUM

/s/ Tomer Kariv
TOMER KARIV